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                                                             EXHIBIT 99.1


                 CUC INTERNATIONAL INC. COMPLETES ACQUISITION OF
                                IDEON GROUP, INC.


          Stamford, CT -- August 7, 1996 -- CUC International Inc. (NYSE:CU) announced today that it has completed its previously announced acquisition of Ideon Group, Inc. (NYSE:IQ), whose SafeCard Services subsidiary is a leading provider of credit card enhancement services to over 13 million members across the United States.

          Walter A. Forbes, chairman and chief executive officer of CUC International, stated, "With the completion of this acquisition, we believe we will now be the strongest and highest-quality provider of credit card protection services. While CUC already has a successful credit card protection membership service, SafeCard has a larger membership base and long-standing relationships with key clients. By leveraging our marketing and management expertise with Ideon's solid position in credit card protection services, we are confident that we can offer consumers and our business partners an outstanding service."

          Pursuant to the merger, each outstanding share of Ideon Common Stock has been converted into .3944 of a share of CUC International Common Stock. Cash will be paid in lieu of fractional shares.

          CUC International Inc. is a leading technology-driven, membership-services company, currently providing over 48 million consumers with access to a variety of services including home shopping, travel, insurance, auto, dining, home improvement, lifestyle clubs, checking account enhancements, and discount coupon programs. CUC recently completed its acquisitions of Davidson & Associates, Inc. and Sierra On-Line, Inc., leading educational and entertainment software companies whose software development talent is an integral part of CUC's interactive strategy.

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